Exhibit 5.1

Campbell Mithun Tower

222 South Ninth Street, Suite 2000

Minneapolis, MN 55402-3338

Tel 612.607.7000  Fax 612.607.7100

www.foxrothschild.com

April 3, 2018

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, CA

Ladies and Gentlemen:

We have acted as counsel to ReShape Lifesciences Inc., a Delaware corporation (the “Company”), in connection with (a) the sale by the Company of an aggregate of 6,000 units, each consisting of one share of series D convertible preferred stock, par value $0.01 per share (the “Series D Preferred Stock”), and one warrant (the “Warrants” and together with the Series D Preferred Stock, the “Securities”) to purchase shares of common stock, par value $0.01 per share (“Common Stock”). The Securities are to be sold pursuant to a securities purchase agreement dated April 2, 2017 (the “Securities Purchase Agreement”) between the Company and the purchasers named therein.

In connection with the offering and sale of the Securities, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-3 (File No. 333-216600) (as amended, including pursuant to Section 462(b) of the Securities Act of 1933, as amended, the “Registration Statement”), (ii) a base prospectus dated July 21, 2017 (the “Base Prospectus”), and (iii) a prospectus supplement dated April 2, 2018 filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including any documents incorporated therein by reference (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). On April 2, 2018, the Company filed with the Delaware Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock establishing the preferences, rights and limitations of the Series D Preferred Stock (the “Certificate of Designation”).

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined the Securities Purchase Agreement, the Registration Statement and Prospectus as well as the charter and bylaws of the Company as in effect on the date hereof.  We also have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

As to questions of fact relevant to this opinion, without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party as to factual matters in the Securities Purchase Agreement, and have relied upon certificates of officers of the Company and written statements of certain public officials.

Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that:

1.                                      When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Securities Purchase Agreement, such Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.                                      The shares of Series D Preferred Stock have been duly authorized, and when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement and in accordance with the Certificate of Designation and the Company’s Sixth Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

3.                                      The shares of Common Stock, when issued and delivered (i) upon the valid exercise of the Warrants in accordance with their terms, including without limitation, payment of the consideration therefor as described therein, or (ii) upon the valid conversion of the shares Series D Preferred Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

In addition to the qualifications and limitations set forth above, the opinions expressed herein are subject to the following qualifications and limitations:

(a)           We express no opinion with respect to laws other than those of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)           To the extent that the opinions given above relate to the enforceability of any agreement or other document referred to herein, the opinions are subject to, and we give no opinion with respect to, the effect of applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

(c)           We express no opinion as to the enforceability of (i) provisions relating to the availability of specific remedies or relief, including indemnification and contribution, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (ii) provisions that allow cumulative remedies, late charges or default interest, (iii) provisions stating that amendments, waivers or modifications may only be in writing, to the extent that an oral agreement or an implied agreement by course of conduct may be created that modifies such a provision or (iv) provisions relating to choice of law or forum.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 3, 2018, which is incorporated by reference in the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date above written, and we hereby expressly disclaim any duty to update any of the statements made herein or to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP